Exhibit 10.9

Event Engagement Contract

Agreement made as of 30th June 2023 by and between Fast Track Events Sdn Bhd (Co reg 1194297-T), a Malaysia company with its principal place of business at No B-5-13 Street Mall, One South, Jalan OS, Taman Serdang Perdana, Seksyen 6, 43300 Seri Kembagan, Selangor, Malaysia, (Hereinafter "A") and Fast Track Events Pte Ltd (Co reg 201205788D), a Singapore company with its principal place of business at 59 Verde View Singapore 688686, (Hereinafter "B") enter this engagement contract (Hereinafter "This Contract") as below to fulfill each party's responsibility and obligation based on the mutual faith regarding [redacted] (Hereinafter "Event") at which [redacted] (Hereinafter "Artist"), who belongs to "B," performs.

- Below –

Section 1 (Purpose of Contract)

"This Contract" aims to clarify mutual responsibilities and rights between "A" and "B" regarding the "Artist"'s appearance at "Event."

Section 2 (Overview of Event)

1. Event Title: [redacted]

2. Date: August 4, 2023 (Friday) 7:00 PM (TBD)

3. Place: [redacted]

4. Engagement Details: [redacted] (Other activities can be confirmed under the mutual agreement.)

Section 3 (Fee & Payment)

1. "A" shall wire the fee of USD 146,500 (net, excluding any tax) to "B's bank account within 3 days upon signing on "This Contract", which is no later than 20th July, 2023, and shall present the transmittance proof to "B".

2. The "Artist" fee includes the fee of the "Artist" and the fee of staff (hair artists, make-up artists, stylists, etc.) who are related to the "Event" and the airfares. Besides, "A" shall provide the local accommodation and others for "Artist" and staff, a total of 7 people.

["B"s bank account]

[redacted]

Section 4 (Term of Contract)

“This Contract” shall be effective as of the date of signing after mutual agreement and shall expire on the date which “Artist” and staff arrive in Korea after “Event.”

Section 5 (Obligation)

(1) “A”’s Obligation

1. “A” shall be fully responsible for organizing “Event” and protect “B” and “Artist” from the legal responsibility regarding all the affairs and accidents derived from “Event.”

2. Pursuant to Section 3, “A” shall pay the fees to “B” and “A” shall provide the first-class limousine (Mercedes E class or equivalent), security & fast-track/VIP airport service at both Kuala Lumpur Airport and Kuching Airport, and bodyguards for “Artist” during the “Event” period, and the van for rest. “A” shall share all the plans including vehicles, securities, airport, etc. with “B” in advance and acquire “B”’s consent before proceeding. “A” shall discuss with “B” to take action for the visa of “Artist” and pay for the cost to acquire the visa.

3. “A” shall provide a 5-star or above hotel; one suite for “Artist”, two single rooms for the executives, and single or twin rooms for the rest subject to the gender proportion. “A” shall discuss with “B” the hotel and the room arrangement in advance, and provide the hotel information for the final reservation. “A” and “B” shall arrange that “Artist” can check in upon his arrival and can do late check-out until he leaves the hotel for departure. “A” shall provide the internet service at all the rooms of “Artist” party and pay for the cost if necessary. “A” shall provide and pay for the minibar and the room service for the “Artist” room. “A” shall do its best to locate all the rooms on the same floor. “A” shall discuss with the hotel in advance that the incidental cost such as the room service spent by “B”’s staff shall be paid by each person on check-out.

4. “A” shall provide all the meals, snacks, and F&B to “Artist” and “B”’s staff from their arrival at the “Event” place to their departure to Korea, and the menu of each meal shall be discussed in advance. “B” shall discuss with “A” about the menu and the entourage number for each lunch and dinner provided by “A”. (All breakfasts shall be provided at the hotel.) In the event of having meals at the “Event” place due to the inevitable reason, “A” shall discuss with “B” in advance and finalize.

5. In the event that the “Event” venue is different from “Artist’s” hotel, “A” shall provide a dressing room for the “Artist” to take a rest during the “Event” at the “Event” venue. The location of the dressing room shall be discussed and agreed upon by “B”. “A” shall also provide appropriate F&B in the dressing room.

(2) “B”’s Obligation

1. “B” shall guarantee “Artist’s” appearance at the “Event” and cooperate for the “Event.”

2. “B” shall pay for the airfares of “Artist” and staff who fly from Seoul, Korea.

Section 6 (Termination and Cancellation of Contract)

1. In the event that “A” or “B” doesn’t fulfill the obligation of “This Contract”, the other party can notify the liable party to remedy it. In the event that it’s not cured within 5 business days after the notification, “This Contract” can be terminated or canceled. In the event “A” does not pay within 3 days after signing” This Contract,” then “This Contract” is terminated immediately with no damage.

2. Because of reasons other than the one stated above, “This Contract” can be terminated or canceled by “A” and “B”’s mutual written agreement.

Section 7 (Indemnification)

1. In the event that “Event” is canceled or cannot happen on the agreed date due to “B”s sole liability, “B” shall return the fee paid to “B” by “A.”

2. In the event that “Event” is canceled or cannot happen on the agreed date due to “A”’s or “Event” organizer’s sole liability, “B” will not return the fee paid to “B” by “A” and has no other obligations.

Section 8 (Force Majeure)

1. In the event that “Event” cannot happen due to the nature of disaster or force majeure which is beyond each party’s control or responsibility after signing “This Contract,” “A” and “B” shall handle by the mutual agreement and “B” shall return the balance to “A” after deducting the actual cost and/or the opportunity cost at a reasonable level from the fee paid by “A.”

Section 9 (Assignment Prohibition)

“A” or “B” shall not assign, subcontract, provide security, or dispose of any and all of its status, right, or obligation of “This Contract” to any third party without the other party’s written agreement.

Section 10 (Confidentiality)

1. Each Party and/or each party’s employees shall not use any and all confidential information including the other party’s confidential business information acquired from the conclusion and/or fulfillment of “This Contract” for reasons other than the fulfillment of “This Contract” and shall not disclose or leak to any third party without the other party’s prior written agreement.

2. The liable party who breaches the above shall indemnify for the other party's damage arising therefrom.

3. The confidentiality obligation of the above shall continue after the termination of "This Contract."

Section 11 (General)

1. Regarding the terms not stated in "This Contract", "A" and "B" can discuss separately and decide to enter the attached agreement.

2. All the revisions or changes of the agreed terms of "This Contract" can be allowed only by mutual written agreement with limitation.

Section 12 (Dispute Resolution)

1. The non-stated terms on "This Contract" and/or any attached agreement subject to "This Agreement" shall be governed by civil law, commercial law, and/or general commercial practice.

2. In the event that any claim arises while fulfilling "This Contract," both parties shall try to settle by mutual discussion. In the event that the claims cannot be resolved by mutual discussion, the interpretation and application of "This Contract" shall construe in accordance with the laws of the Republic of Korea and the language of Korea, and the dispute arising out of "This Contract" shall be brought for final resolution before the Korean Commercial Arbitration Board.

3. Even in the event that some of the terms of "This Contract" are invalidated by the arbitration of the Korean Commercial Arbitration Board, other terms shall stay valid.

"This Contract" is valid legally by mutual agreement of "A" and "B, and to prove it, "A" and "B" shall sign two copies of "This Contract" and each party keeps one signed copy. The scan version or fax version of "This Contract" shall be effective as the original copy.

"A"

Fast Track Events Sdn Bhd

[redacted]

Date:
1 July 2023

"B"

Fast Track Events Pte Ltd

Harris Lim

Signed:

Date: 1 July 2023